Exhibit 4.1

Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K to which this description is also an exhibit. As used in this description, “we,” “us,” “our,” and “Venture Global” mean Venture Global, Inc.
General
Our authorized capital stock consists of 4,400,000,000 shares of Class A common stock, par value $0.01 per share, 3,000,000,000 shares of Class B common stock, par value $0.01 per share, and 200,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
Common stock outstanding
There are 450,937,393 shares of Class A common stock outstanding and 1,968,604,458 shares of Class B common stock outstanding. All outstanding shares of common stock are fully paid and non-assessable.
Except as otherwise expressly provided in our amended and restated certificate of incorporation or as required by applicable law and as described herein, our Class A common stock and Class B common stock have the same rights, are equal in all respects and are treated by us as if they were the same.
Voting rights
Shares of our Class A common stock are entitled to one vote per share and shares of our Class B common stock are entitled to ten votes per share. Our shares of Class B common stock will convert automatically into one fully paid and nonassessable share of Class A common stock upon any transfer of such share, except for certain permitted transfers described in our amended and restated certificate of incorporation. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except as otherwise required by applicable law or as set forth in our amended and restated certificate of incorporation.

Conversion, Exchange and Transferability
Shares of Class A common stock are not convertible into any other class of shares.
Each outstanding share of Class B common stock may at any time, at the option of the holder, be converted into one fully paid and nonassessable share of Class A common stock. In addition, each outstanding share of Class B common stock will be automatically converted into one share of Class A common stock upon any transfer of such share of Class B common stock, except for certain permitted transfers described in our amended and restated certificate of incorporation. Permitted transferees include Venture Global Partners II, LLC (“VG Partners”), its affiliates and beneficial owners and their beneficial owners’ immediate family members and estate planning vehicles.
Other than as described above, our Class B common stock will not be converted into Class A common stock.

Dividend rights
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.
We will not declare or pay any dividend to the holders of shares of our common stock unless it is made ratably on an equal priority, pari passu basis among the holders of our common stock as a single class; provided, however, that (i) dividends payable in shares of Class A common stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) may be declared and paid to the holders of Class A common stock without the same dividend being declared and paid to the holders of Class B common stock if, and only if, a dividend payable in shares of Class B common stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), are declared and paid to the holders of Class B common stock at the same rate and with the same record date and payment date, (ii) dividends payable in shares of Class B common stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) may be declared and paid to the holders of Class B common stock without the same dividend being declared and paid to the holders of Class A common stock if, and only if, a dividend payable in shares of Class A common stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) are declared and paid to the holders of Class A common stock at the same rate and with the same record date and payment date and (iii) dividends payable in shares of any other class or series of securities, including our securities or the securities of any other person (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) may be declared and paid to the holders of shares of our common stock on a different or disproportionate basis if the only differences are in voting power and such other differences that are substantially equivalent (as determined by our board of directors) to the relative designations, preferences, qualifications, privileges, limitations, restrictions and rights.
Furthermore, our board of directors may pay a different or disproportionate dividend per share of our Class A common stock or Class B common stock (whether in the amount of such dividend payable per share, the form in which such dividend is payable, the timing of the payment, or otherwise) that would otherwise be prohibited by the immediately preceding sentence, if such different or disproportionate dividend is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our Class A common stock and Class B common stock, each voting as a separate class.
Rights upon liquidation
In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights
Other than as described above, holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Registration Rights
Under the Amended and Restated Shareholders’ Agreement, the holders of 380,937,393 shares of our Class A common stock and 1,968,604,458 shares of our Class B common stock have the right to require us to register the offer and sale of such shares of Class A common stock and shares of Class A common stock into which such Class B common stock is convertible, as applicable, which we refer to as registration rights.

Preferred Stock
Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.
Annual Stockholders Meeting
Our amended and restated certificate of incorporation provides that the annual meeting of stockholders shall be held in the manner designated by the board of directors each year, at which meeting, directors shall be elected and any other proper business may be transacted.
Election and Removal of Directors
Our board of directors consists of seven directors, and the number of directors may be changed only by resolution of the board of directors; provided, however, that prior to the first time at which either (i) VG Partners and its permitted transferees, collectively, no longer beneficially own more than 50% of the combined voting power of our outstanding common stock entitled to vote generally in the election of directors, or (ii) we fail to qualify as a “controlled company” (or similar) under the applicable stock exchange rules (the “Trigger Date”), our stockholders may also fix the number of directors. Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office, even if less than a quorum, by a sole remaining director or by the stockholders; provided that after the Trigger Date, any vacancy occurring on the board of directors and any newly created directorship may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the shareholders).
Our directors may be removed by our stockholders only for cause and with the affirmative vote of holders of at least 75% of the combined voting power of our then-outstanding common stock; provided, however, that prior to the Trigger Date, directors may be removed with or without cause by an affirmative vote of a majority of the combined voting power of our common stock.
Anti-Takeover Effects of our Certificate of Incorporation and By-laws
Some provisions of our amended and restated certificate of incorporation and bylaws are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Classified Board of Directors
Our board of directors consists of a single class of directors serving one year terms, and at each annual meeting of stockholders, directors are elected to succeed the class of directors whose terms have expired. However, at any time after the Trigger Date, our board of directors will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms, other than directors who may be elected by holders of preferred stock, if any. The classification of our board of directors into three classes could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.
Limits on Written Consents
After the Trigger Date, our amended and restated certificate of incorporation provides that holders of our common stock will not be able to act by written consent without a meeting, unless such consent is unanimous. Prior to such time, shareholder actions may be taken by written consent without a meeting.
Stockholder Meetings
After the Trigger Date, our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called only by a majority of the directors, our chief executive officer, chairman or co-chairman of our board of directors, and by no other person. Prior to such time, a special meeting of stockholders may also be called by stockholders holding a majority of the outstanding shares entitled to vote.
Amendment of Certificate of Incorporation
Our amended and restated certificate of incorporation generally may be amended by the affirmative vote of shares representing a majority of the shares then entitled to vote; provided, however, that after the Trigger Date, certain provisions of our amended and restated certificate of incorporation including but not limited to those described under “—Classified Board of Directors,” “—Limits on Written Consents,” “—Stockholder Meetings,” “—Amendment of Bylaws,” “—Delaware Anti-Takeover Law,” “Limitation of Liability and Indemnification of Directors and Officers,” “Forum Selection” and those sections under “Common Stock” titled “Voting Rights,” “Conversion, Exchange and Transferability,” “Dividend Rights,” “Rights Upon Liquidation,” and “Other Rights” may be amended only by the affirmative vote of holders of at least 75% of the total combined voting power of our shares of voting stock, voting together as a single class.
Amendment of Bylaws
After the Trigger Date, our amended and restated bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with:
•    the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose; or
•    the affirmative vote of holders of 75% of the total combined voting power of our outstanding share of voting stock, voting together as a single class.
Prior to such time, our amended and restated bylaws may be amended by either the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose, or the affirmative vote of shares representing a majority of the shares then entitled to vote.

Stockholders Advance Notice Procedures
Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before annual or special meetings of stockholders or to nominate candidates for election as directors at annual or special meetings of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before annual or special meetings of stockholders or from making nominations for directors at annual or special meetings of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Notwithstanding the foregoing, at any time when VG Partners and its permitted transferees beneficially own, in the aggregate, at least 5% of the total combined voting power of our common stock, such advance notice procedure shall not apply to VG Partners.
Delaware Anti-Takeover Law
We have expressly elected not to be governed by the “Business Combination” provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) until the earlier of the time (i) at which VG Partners and its permitted transferees no longer beneficially own at least 15% of the combined voting power of our then-outstanding common stock and (ii) our board of directors determines that we will be subject to Section 203 of the DGCL and gives written notice to VG Partners that VG Partners and its permitted transferees shall not be subject to Section 203 of the DGCL. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:
•    the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;
•    upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or
•    following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.
Limitation of Liability and Indemnification of Directors and Officers
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that no director or officer will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except as required by applicable Delaware law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:
•    any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•    any act or omission of a director or officer not in good faith or which involved intentional misconduct or a knowing violation of law;
•    with respect to a director, unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;
•    any transaction from which the director derived an improper personal benefit; and
•    with respect to an officer, any action by or in our right.
As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.
Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, we will indemnify our officers or directors against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director or officer, then the liability of our directors and officers will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s or officer’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s or officer’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our amended and restated bylaws empower us to purchase insurance on behalf of any person whom we are required or permitted to indemnify.
Further, we have entered into indemnification agreements with each member of our board of directors and our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of us, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent, or fiduciary of another entity. In the case of an action or proceeding by or in the right of us or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Forum Selection
The Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine.
These provisions do not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America are the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint although there is uncertainty as to whether a court would enforce this provision. The exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. In addition, while the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions and there can be no assurance that these provisions will be enforced by a court in those other jurisdictions. In this regard, stockholders may not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder, including Section 22 of the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.
Listing
Our Class A common stock is listed on the NYSE (New York Stock Exchange) under the symbol “VG.”
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Equiniti Trust Company, LLC.